Exhibit 21.1

Subsidiaries of Autobytel Inc.

Autobytel Services Corporation, a Delaware corporation

Auto-By-Tel Acceptance Corporation, a Delaware corporation

Auto-By-Tel Insurance Services, Inc., a Delaware corporation

e~autosdirect.com inc., a Delaware corporation, doing business as “autobyteldirect.com”

Autoweb.com, Inc., a Delaware corporation

A.I.N. Corporation, a California corporation, doing business as “CarSmart.com”

Autobytel I Corp., a Delaware corporation

Car.com, Inc., a Delaware corporation